Exhibit 99.1

FOR IMMEDIATE RELEASE

Robbins & Myers Notifies DOJ of Closing Date and Certifies Compliance with Supplemental Information Request in Connection with NOV Merger

Houston, Texas – January 18, 2013 Robbins & Myers, Inc. (NYSE: RBN) announced today that in accordance with the previously announced timing agreement with the U.S. Department of Justice (“DOJ”), Robbins & Myers and National Oilwell Varco, Inc. have notified the DOJ of their intention to close the proposed merger transaction in which National Oilwell Varco would acquire all of the outstanding shares of Robbins & Myers for $60.00 per share in cash on February 19, 2013. The timing agreement was entered into in connection with the DOJ’s review of the proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Robbins & Myers also announced today that it and National Oilwell Varco have each certified compliance with the supplemental information request for records, data and other information from the Canadian Commissioner of Competition (the “Commission”). Pursuant to the Competition Act of Canada, the premerger waiting period will expire at 11:59 p.m., Eastern Time, on February 17, 2013 (which is thirty calendar days after the date of compliance with the supplementary information request).

The closing of the merger is subject to certain closing conditions, including clearance by the DOJ under the HSR Act, and clearance by the Commission under the Competition Act of Canada. Absent a challenge by the DOJ or the Commission, the transaction will be permitted to close on February 19, 2013.

About Robbins & Myers

Robbins & Myers, Inc. is a leading supplier of engineered, application-critical equipment and systems in global energy, chemical and other industrial markets.

Forward-Looking Statements

Statements set forth in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of Robbins & Myers, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements. These risks and uncertainties include, but are not limited to: satisfaction of the conditions to the closing of the merger (including the receipt of regulatory approvals); uncertainties as to the timing of the merger; costs and difficulties relating to the proposed merger; inability to retain key personnel; changes in the demand for or price of oil and/or natural gas; and other important risk factors discussed more fully in Robbins & Myers’ final proxy statement filed with the SEC on November 30, 2012 in connection with the merger, Robbins & Myers’ Annual Report on Form 10-K for the year ended August 31, 2012, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other reports filed by it with the SEC from time to time. Robbins & Myers does not undertake any obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:	Robbins & Myers, Inc.
Kevin Brown, (936) 856-9109
Kevin.Brown@robn.com

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